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                                                                   EXHIBIT 10(o)

                                                 August 7, 2001




Robert T. Christensen
c/o Airborne Express, Inc.
Post Office Box 662
Seattle, WA  98111

Dear Mr. Christensen:

     Airborne, Inc., a Delaware corporation ("Airborne" and, collectively with its direct and indirect wholly-owned subsidiaries the "Company") and the Board of Directors of Airborne ("Board") are not necessarily opposed to any merger proposal or acquisition attempt by third parties. We recognize, and insist that our executives recognize, that in such matters our responsibility is to serve the best interests of our shareholders in maximizing the worth and potential of their investment. However, Airborne, as a publicly held corporation, must be aware that insofar as it may be the subject of acquisition attempts, such attempts do raise the possibility of a change in control of Airborne. It further recognizes that such a possibility can breed uncertainties as to the continued tenure and fair treatment of key executives regardless of their value to the Company and their individual merit. The Company is concerned that the possibility of acquisition attempts and a change in control can have an adverse effect on its retention of key management personnel, and that such acquisition attempts can make it difficult for such personnel to function most effectively in the best interests of the Company and its shareholders. In light of these concerns, the Board has determined that it is appropriate to offer additional security to certain key management personnel to better enable them to function effectively without distraction in the event that uncertainties as to the future control of the Company should arise.

     Therefore, to induce you to remain in the employ of the Company and to encourage a high level of effective management in the best interests of the Company and Airborne's shareholders, this letter agreement sets forth certain benefits which the Company agrees will be provided to you if your employment with the Company should be terminated other than for cause, or by death, disability or normal retirement, subsequent to a "change in control" of Airborne as defined and set forth in this Agreement. As the purpose of this Agreement is to provide you with stability of job tenure without being discriminated against because of activities on behalf of the Company and Airborne's shareholders in the face of a possible "change in control" or in the alternative to provide you with certain defined severance benefits in the face of termination without cause or upon discriminatory treatment after a "change in control," the provisions of this Agreement with regard to benefits shall not apply unless and until

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a "change in control" occurs. Further, the benefits set forth in Section 7 of this Agreement will not be provided if you cease to be in the Company's employ, even after a "change in control" and during the term of this Agreement, because of death, normal retirement, disability, "for cause," or because of voluntary termination by you without "good reason" as they are defined herein.

     1. Term. This Agreement will at all times have a four-year term. At such time as either you or the Company give written notice to the other party that this Agreement is to be terminated (such notice on your part to have no force or effect unless given by you no later than four years after a "change in control"), then this Agreement will expire four years from receipt of the notice. In any event, this Agreement will terminate at your normal retirement date. For purposes of this Agreement, your normal retirement date shall be the first day of the month following the month in which you attain age 65.

     2. Change in Control. For the purposes of invoking your benefits under this Agreement, a "change in control" shall mean the occurrence of any one of the following actions or events:

          (a) The acquisition by any person of the power, directly or indirectly, to exercise a controlling influence over the management or policies of Airborne (either alone or pursuant to an arrangement or understanding with one or more other persons), whether through ownership of voting securities, through one or more intermediaries, by contract, by way of a reorganization, merger or consolidation, or otherwise; or

          (b) The acquisition by a person who is not a U.S. citizen (either alone or pursuant to an arrangement or understanding with one or more other persons) of the ownership of or power to vote 25% or more of the outstanding voting securities of Airborne; or

          (c) The acquisition by a person who is a U.S. citizen (either alone or pursuant to an arrangement or understanding with one or more other persons) of the ownership of or power to vote 35% or more of the outstanding voting securities of the Company, provided that no change in control shall be deemed to occur under this subsection (c) if less than 50% of the outstanding voting securities of the Company are acquired and such acquisition has been approved by the Board; or

          (d) If during a period of six years after the acquisition by any person, directly or indirectly, of the ownership of or power to vote 10% or more of the outstanding voting securities of Airborne, the individuals who prior to such acquisition were Directors of the Company ("Prior Directors") shall cease to constitute a majority of the Board, unless the nomination of each new Director was approved by a vote of a majority of the Prior Directors; or

          (e) The Company is liquidated; all or substantially all of the Company's (or Airborne's) assets are sold in one or a series of related transactions; or



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          (f) The Company (or Airborne) is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization (a "transaction") that results in the voting securities of the Company (or Airborne) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Airborne or the Company (or such surviving entity) outstanding immediately after such transaction.

     The term "person" for purposes of this paragraph shall include a natural person, corporation, partnership, association, joint-stock company, trust fund, or organized group of persons.

     3. Death, Retirement and Disability. In the event of your death, normal retirement, disability or voluntary termination without good reason during the term hereof and following a "change in control," the Company shall pay you your then current full base salary plus vacation and any other compensation actually accrued through the date of termination, and the Company shall have no further obligation to you except that you or your estate will be entitled to receive those applicable benefits under any plans, programs and policies in effect with regard to the executives or salaried employees of the Company. For purposes of this Agreement, normal retirement and disability are defined as follows:

          (a) Normal Retirement: For purposes of this Agreement, termination by the Company or you of your employment based on normal retirement shall mean termination at age 65 or such earlier or later age set in accordance with the retirement policy then generally in effect with regard to the Company's salaried employees which is not discriminatory as to you. Normal retirement shall also include retirement in accordance with any early or deferred retirement age or date established with your consent.

          (b) Disability: Disability as grounds for termination shall mean physical or mental illness resulting in your absence from your duties with the Company on a full time basis for 365 consecutive days following the exhaustion of all current and accrued sick leave and vacation (as provided by Company policy to all salaried employees on a nondiscriminatory basis). If within thirty
(30) days after written notice of proposed termination for disability is given by the Company, you have not returned to the full time performance of your duties, the Company may terminate your employment by giving written Notice of Termination for "Disability."

     4. Other Termination Following a Change in Control. If a "change in control" occurs and you are subsequently terminated as an employee by the Company during the term of this Agreement (except for normal retirement, disability or for cause as hereinafter defined) or if you terminate your employment for good reason, as hereinafter defined, you will be entitled to receive the benefits set forth in Section 7 hereof. In addition, and notwithstanding any other provision of this Agreement to the contrary, the benefits set forth in Section 7 shall be payable to you if a "change in control" occurs and

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you were terminated as an employee by the Company prior to the date on which a change in control occurs, and it is reasonably demonstrated by you that such termination of employment (i) was at the request of a third party who was taking steps reasonably calculated to effect the change in control or (ii) otherwise arose in connection with, or in anticipation of, the change in control, provided that no benefits under Section 4 or 7 are payable if termination is for normal retirement, disability or for cause, as hereinafter defined, or if you voluntarily terminate.

     5. Cause. After a "change in control," the Company may terminate your employment for "cause" without liability under the benefit provisions hereof only upon:

          (a) The willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

          (b) The willful engaging by you in gross misconduct demonstrably injurious to the Company.

     For the purpose of this Section 5, no act, or failure to act, on your part shall be considered "willful" if done, or omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interests of the Company. You shall not be deemed to have been terminated for cause unless and until you receive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth in clauses (a) or (b) of the first sentence of this Section 5 and specifying the particulars thereof.

     If your employment is terminated for cause, the Company shall pay you your then current full base salary plus vacation and any other compensation actually accrued through the date of termination, and the Company shall have no further obligation to you except that you or your estate will be entitled to receive applicable benefits under any plans, programs or policies in effect with regard to executive or salaried employees of the Company.

     6. Good Reason. You may regard your employment as constructively terminated by the Company, and yourself terminate your employment for "good reason" following a "change in control" and during the term hereof, receiving the benefits set forth in Section 7, upon the happening of one or more of the following events which will constitute good reason for your own termination of your employment:

          (a) Without your express written consent, the assignment to you of any duties not customarily performed by senior executives of the Company or inconsistent with your position as senior executive prior to a "change in control," or the failure of the

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Company to maintain you in senior executive position; or to provide you with the normal perquisites of a senior executive of the Company, including but not limited to an office and appropriate support services or any other action by the Company which results in a diminution in your position, authority, duties or responsibilities as they existed immediately prior to the "change in control," excluding, however, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.

          (b) A reduction by the Company in your base salary as in effect prior to a "change in control" unless such reduction is applied to all officers of the Company (including any parent or successor of the Company) and does not exceed the average percentage reduction in base salary for all officers of the Company, with a maximum permissible reduction of 25%, or the failure by the Company to increase such base salary each year following a "change in control" by an amount which equals at least one-half (1/2), on a percentage basis, the average percentage increase in base salary for all officers of the Company or any parent or successor of the Company during the prior two full calendar years;

          (c) A failure by the Company to maintain any of the employee benefits to which you are entitled prior to a "change in control" at a level equal to or greater than that in effect prior to a "change in control," through the continuation of the same or substantially similar plans, programs and policies, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any such plans, programs or policies or deprive you of any fringe benefits enjoyed by you prior to a "change in control," unless such a reduction in benefits is nondiscriminatory as to you and is applied generally.

          (d) The failure by the Company to provide you with the number of paid vacation days to which you would be entitled as a salaried employee of the Company, its subsidiaries or affiliates, or any parent or successor of the Company on a nondiscriminatory basis.

          (e) The Company's requiring you to be based anywhere other than your current location (or within 25 miles thereof) except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations; or the relocation of your offices outside of their current location (or within 25 miles thereof) without your consent.

          (f) Any purported termination of your employment by the Company which is not effected pursuant to the notice of termination and procedures required by the specific provision relied upon (i.e., Disability, or Cause), or normal retirement as defined in Section 3 hereof, or any purported termination for which the grounds relied upon are not valid.

     Upon the happening of one or more of these events, should you choose to regard your employment as constructively terminated, delivery of a written notice of termination setting forth the "good reason" therefor will entitle you to the benefits as set forth in Section 7 hereof.

     7. Compensation Upon Termination Without Cause or Termination for Good Reason. If (1) after a "change in control" and during the term hereof or prior to a "change in control" if the conditions set forth in the last sentence of
Section 4 are met, you are terminated by the Company other than by reason of normal retirement, disability or for cause under the definitions and procedures as set forth herein, or (2) after a "change in control" and during the term hereof, you choose to terminate your employment for "good reason" as set forth herein, then the Company shall pay to you the following amounts:

          (a) Your full base salary through the date of any Notice of Termination plus payment for all accrued vacation, and any incentive and deferred compensation to which you are entitled for the year most recently ended and the pro rata share of any such compensation which would be due in the year of termination, up to the date of termination, to the extent not already paid; plus

          (b) An amount equal to:

               (i) The sum of A and B, multiplied by the number set forth in paragraph (b)(ii) below, where

         A is your annual base salary at the rate in effect as of your termination or, if higher, the highest rate in effect during the two-year period prior to the date of termination, and

         B is the amount of any additional compensation, including any sums awarded under the Executive Incentive Compensation Plan ("EICP"), the Executive Group Incentive Compensation Plan ("EGICP") and the Management Incentive Compensation Plan ("MICP") (or any replacement or successor plans), awarded you for the year most recently ended, whether or not fully paid, or, if higher, such additional compensation for the year in which your termination occurred, determined in accordance with the following principles: the additional compensation under such plans for the year in which your termination occurred shall be (1) for the period up until the end of the most recent quarter-end prior to termination, a pro rata amount of the annual award that would have been made assuming (i) to the extent such award is based on an objective performance measure, the actual performance for that period, expressed as a percentage of target for that measure during the period, continued the entire year, and (ii) to the extent the award is based on other factors or if the target performance was not established prior to the applicable quarter-end, the award shall be made by assuming performance for the year equaled the weighted average of percentages of target performance achieved for the objective measures for such period, and
(2) for the remaining period, a pro rata amount of the annual award that would have been made assuming performance for each measure for the year equaled the target./1/ The additional compensation for such year under any replacement or successor to such plans shall be based on comparable principles.

               (ii) The number two. If your normal retirement date is less than two (2) years from your termination date, then the multiplier shall be that fraction remaining until your normal retirement date rounded to the nearest tenth (i.e., 18 months equals 1.5, 8 months equals .7).

               (iii) With regard to the Company's Profit Sharing Plan and Retirement Income Plan, the Company shall pay a lump sum equal to the amount forfeited by you, if any, under such plan which would have vested if your employment had continued for the remaining term of this Agreement.

               (iv) For the remaining term of this Agreement prior to your normal retirement date, the Company shall pay your health insurance premiums, provided you have elected COBRA continuation coverage, and at the end of such continuation coverage period it shall at its option either arrange for you to receive health benefits substantially similar to those which you were receiving immediately prior to termination of the coverage period, or pay to you an amount equal to the premiums the Company would pay on your behalf for participation in such health plan or plans for the remaining term of this Agreement prior to your normal retirement date.

               (v) The Company shall maintain in full force and effect at its expense, for the remaining term of this Agreement prior to your normal retirement date, all other employee benefit plans, programs and policies (including any life or health insurance plans) in which you were entitled to participate immediately prior to your termination, provided that your continued participation is possible under the general terms and provisions of such plans, programs and policies. In the event that your participation in any such plan, program or policy is not possible under its terms and conditions, the Company shall arrange to provide you with benefits substantially similar to those which you would have been entitled to receive under each plan, program or policy. At the end of the period of coverage, you will have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating to you and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

               (vi) In addition to the payment of any benefits to which you are entitled under the Supplemental Executive Retirement Plan ("SERP") and qualified
--------

/1/ By way of example, assume a change in control and termination in the middle of the third quarter. Assume also that for the first two quarters, the Company made 104% of the profit target (with a 60% weight) and 96% of the revenue target (with a 20% weight); there is also a 20% weighted non-objective factor. The award for the year would be the sum of (1) 50% of the annual award that would be made if the Company made 104% of profit target for the year, 96% of the revenue target and 102% of target for the other factor (102% equals the weighted average of the 104% and 96% performances) plus (2) 50% of the annual award that would be made if all measures were at 100% of target for the year.

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retirement plans maintained by the Company in which you are a participant on the date of your termination, the Company shall pay you in cash at the time specified in Section 8, an amount equal to the sum of the following: (a) the difference between the actuarial equivalent of the amount which you are entitled to receive, if any, under the SERP and the amount which you would have received from the SERP if you had continued in the employ of the Company for an additional two years. If your normal retirement date would occur during that two-year period, then the amount of such additional compensation shall be calculated on the basis that your employment continued to that date. For the purposes of the calculation of benefits under the SERP, the "actuarial equivalent" shall be determined by using the interest rate specified in such plan for lump sum calculations and assuming your survival to age 80, and (b) the difference between the actuarial equivalent of the amount which you are entitled to receive, if any, under the Retirement Income Plan and the amount which you would have received from such plan if you had continued in the employ of the Company for an additional two years (each amount to be determined as if paid at the end of such two year period). If your normal retirement date would occur during that two-year period, then the amount of such additional compensation shall be calculated on the basis that your employment continued to that date.
For the purposes of the calculation of benefits under the Retirement Income
Plan, the "actuarial equivalent" shall be determined by using the interest rate specified in such plan for lump sum calculations and assuming your survival to age 80. For purposes of this paragraph, the benefit you would have received from the SERP and Retirement Income Plan if you continued to be employed for two years shall be made based on the terms of such plan at the time of the change in control, unless the plan has been amended to provide (or replaced with a new plan that provides) a larger benefit, in which case the new terms shall apply.

               (vii) At your option, in lieu of shares of common stock of Airborne, without par value ("Airborne Shares") issuable upon exercise of options ("Options"), if any, granted to you under the Airborne Key Employee's Stock Option and Stock Appreciation Rights Plans (to which options employee waives all rights upon the making of the payment referred to below), you shall receive an amount in cash equal to the difference between the exercise prices of all Options held by you whether or not then fully exercisable, and the higher of
(a) the mean between the closing bid and asked prices on the New York Stock Exchange on the date of termination or (b) the highest price per Airborne Share actually paid in connection with any change in control of Airborne.

               (viii) Notwithstanding any other provisions of this Agreement, if any severance benefits under Section 7 of this Agreement, together with any other Parachute Payments (as defined under Internal Revenue Code Section 280(G)(b)(2)) made by the Company to you, if any, are characterized as Excess Parachute Payments (as defined in Internal Revenue Code, Section 280(G)(b)(1)), then the Company shall pay to you, in addition to the payments to be received under this Agreement, an amount such that, after payment by you of all taxes, including federal and state income taxes and additional excise taxes imposed by
Section 4999 of the Code on this additional payment, you retain an amount equal to the excise taxes imposed by Section 4999 of the Code on your Excess Parachute Payments.

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     8. Payments and Disputes. For purposes of this Agreement, your date of termination will be the date written Notice of Termination is given by the Company to you. If termination is under circumstances invoking the benefits of
Section 7, then the sums specified therein will be paid no more than ten (10) working days after the date of termination (if the last sentence of Section 4 applies, 10 working days after the "change in control"). However, the portion of the payment based upon the amounts payable under the MICP, EICP, EGICP, Profit Sharing Plan, Retirement Income Plan and the SERP shall be paid no later than the later of the date set forth in the preceding sentence or ten (10) working days after the amount payable under such particular plan has been determined following availability of results necessary for computation of such amount.

     In the event that the Company wishes to contest or dispute a termination for "good reason" by you, it must give written notice of such dispute within the five day period after the date of termination. If you wish to contest or dispute a termination by the Company, or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute within thirty days of receiving a Notice of Termination (if the last sentence of Section 4 applies, within thirty days after the "change in control"). In the event of a dispute, the Company shall continue to pay your full base salary and continue all your employee benefits in force until final resolution of any such dispute by mutual agreement or the final judgment, decree or order of a court of competent jurisdiction (including any appeals, if such are perfected). You may, at your or the Company's option, be suspended from all duties during the pendency of such a contest or dispute. If you prevail in any such contest or dispute, the Company shall thereupon be liable for the full amounts due under Section 7 as of the date of termination after adjustments for amounts already paid.

     The Company will pay all fees and expenses, including full attorneys' fees, incurred by you in good faith in contesting or disputing any termination after a "change in control" or in seeking to obtain or enforce any right or benefit provided by this Agreement.

     In the event that any payments due hereunder shall be delayed for any reason beyond the date set forth in the first paragraph of this Section 8, the amounts due shall bear simple interest at the rate of eighteen percent (18%) per annum until paid.

     Notwithstanding the provisions as to time of payment as above set forth, you may at your sole option elect to have some or all of such amounts due you deferred to a date or dates of your choosing over a period not to exceed three years, in which event the unpaid balances shall not bear interest during the deferred period elected by you.

     9. Mitigation. You shall not be required to mitigate the amount of any payment due under Section 7 by seeking other employment. If you should accept a position with another employer after your date of termination and during the period of provision of benefits under Section 7, then the Company shall have no further liability for the provision of benefits or further payments under
Section 7(b)(iv) and (v).

     10. Covenant for Confidentiality and Not to Compete.

     You agree that as an executive of the Company, with important responsibilities for and knowledge of its operations, your services are a valuable asset to the Company and that you have access to business information of material importance to the Company. Therefore, to protect the Company's interest in you and in the integrity and success of its operations, you agree that during the term of this Agreement while employed by the Company you will keep all Company information (excluding publicly available information) confidential and will not enter into the employment of, or invest in or contribute to, participate in the activities of, or act as consultant to or advise any enterprise in whatever form organized and carried on which is directly competitive with any business activity then conducted or planned by the Company, provided, however, that you may make investments in publicly traded securities of any issuer if the securities owned represent less than 1% of the class of such securities of such issuer then issued and outstanding. You further agree that for a period of one year following the termination of your employment with the Company you will continue to keep all Company information (excluding publicly available information) confidential and that, unless you are entitled to, or received, the benefits set forth in Section 7, you will not enter into the employment in an executive or consultant capacity or serve on the Board of Directors of any enterprise in whatever form organized and carried on which is directly competitive with any business activity then conducted by the Company within the continental United States.

     11. Successors; Binding Agreement.

          (a) This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. As used herein, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be not such designee, to your estate.

     12. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of Airborne or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Chief Executive Officer of Airborne or such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach of, or lack of compliance with, any conditions or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     This Agreement supercedes any prior agreement between the Company and you with respect to the matters set forth herein.

     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

     14. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15. Counterparts. This Agreement is to be executed in counterparts, each of which shall be deemed to be an original.



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     If this letter correctly sets forth our agreements, sign and return to the
Company the enclosed copy of this letter, retaining your copy for your files.

                          AIRBORNE, INC.



                          By       /s/ Robert S. Cline
                            ---------------------------------------------------
                                   Its      Chairman
                                      -----------------------------------------


                          AIRBORNE EXPRESS, INC.



                          By       /s/ David C. Anderson
                            ---------------------------------------------------
                                   Its      VP, General Counsel/Corp Sec.
                                      -----------------------------------------



                          /s/ Robert T. Christensen
                          -----------------------------------------------------
                          Employee

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